NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
07-015		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES THIRD QUARTER 2007 RESULTS

November 1, 2007 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2007. Following are highlights for the third quarter and the Company’s future outlook:

•	Successful integration of the highly-accretive Sea Mar Fleet acquisition of 20 OSVs

•	Q3 2007 effective dayrates for new generation OSVs are about $3,000 higher than Q3 2006

•	Q3 2007 OSV operating income was 62% higher than Q3 2006

•	Q3 2007 diluted EPS was 27% higher than Q3 2006

•	Raising mid-point of calendar 2007 EBITDA and diluted EPS guidance by approximately 25%

Third quarter 2007 revenues were $94.7 million, up 22.2% from $77.5 million for the third quarter of 2006. Operating income was $44.9 million, or 47.4% of revenues, for the third quarter of 2007 compared to $37.7 million, or 48.6% of revenues, for the prior-year quarter. Net income for the third quarter of 2007 was $28.9 million, or $1.09 per diluted share, compared to $23.9 million, or $0.86 per diluted share for the year-ago quarter. EBITDA for the third quarter of 2007 was $54.3 million, up 18.6% from $45.8 million for the third quarter of 2006. The primary reasons for the increase in revenues, operating income, EBITDA and net income were the partial-quarter contribution of recently acquired and newly constructed vessels and the continuation of favorable market conditions for new generation offshore supply vessels (“OSVs”) in the deepwater and ultra-deepwater U.S. Gulf of Mexico (“GoM”). For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 9 to the accompanying data tables.

OSV Segment. Revenues from the OSV segment were $66.4 million for the third quarter of 2007 compared to $44.4 million for the same period in 2006, an increase of $22.0 million, or 49.5%. OSV revenues increased primarily due to the incremental contribution from 20 OSVs (the “Sea Mar Fleet”) that were acquired in August 2007 from certain affiliates of Nabors Industries, Ltd. (“Nabors”) and a market-driven increase in new generation OSV effective dayrates of approximately $3,000. Average new generation OSV dayrates for the third quarter of 2007 were $22,605, an improvement of

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

$1,955, or 9.5%, from $20,650 for the same period in 2006. The new generation OSV fleet achieved utilization of 95.2% for the third quarter of 2007 compared to 89.7% in the year-ago quarter. OSV operating income of $35.9 million was $13.7 million, or 61.8%, higher than the prior-year quarter. Operating costs increased $5.8 million year-over-year primarily due to the growth in the size of the Company’s OSV fleet, and to a lesser extent, market-driven wage increases for OSV mariners and increased FAS 123R stock-based compensation related to restricted stock unit awards granted to mariners.

TTB Segment. Revenues from the TTB segment were $28.4 million for the third quarter of 2007. Fleetwide average TTB dayrates of $18,430 were $3,989, or 17.8%, lower than the $22,419 achieved during the third quarter of 2006. However, excluding well test jobs in both periods, dayrates averaged $17,977 for the third quarter of 2007 compared to $16,890 in the prior-year quarter, an increase of just over $1,000. TTB utilization for the third quarter of 2007 was 91.0% compared to 94.1% in the prior-year quarter. TTB operating income was down from $15.5 million for the third quarter of 2006 to $9.0 million this quarter, a decrease of $6.5 million. The year-over-year decrease in revenue, dayrates and operating income is primarily related to the favorable impact in the third quarter of 2006 from providing non-traditional tank barge services, at higher dayrates, to certain of the Company’s upstream customers in the GoM. Operating income for the third quarter of 2007 was also impacted by higher costs for the in-chartering of third-party tugs to fulfill time charter requirements and increased compensation costs for TTB mariners, including FAS 123R stock-based compensation related to restricted stock unit awards granted to mariners.

Depreciation and Amortization (D&A). Depreciation and amortization was $1.2 million higher for the third quarter of 2007 compared to the same period in 2006. Depreciation for vessels that were in service during each of the three months ended September 30, 2007 and 2006 decreased $1.0 million due to a change in the estimated salvage values for the Company’s marine equipment adopted at the beginning of 2007. This decrease in depreciation expense was entirely offset by $1.0 million of additional depreciation resulting from recently acquired or newly constructed vessels. Amortization expense increased for the three months ended September 30, 2007 by $1.2 million. The Company’s amortization expense increased during the third quarter of 2007 due to a greater number of the Company’s vessels that have incurred their first 30 or 60 month regulatory drydocking since the third quarter of 2006 and higher per unit drydocking costs related to continued high demand for shipyard services and to delays caused by shipyard labor shortages.

General and Administrative (G&A). G&A expenses for the third quarter of 2007 were $8.8 million, or 9.3% of revenues, which is slightly below the Company’s previously reported guidance range for G&A expense of 10% to 12% of revenues.

Nine Month Results

Revenues for the first nine months of 2007 increased 13.7% to $237.9 million compared to $209.3 million for the same period in 2006. Operating income was $105.2 million, or 44.2% of revenues, for the first nine months of 2007 compared to $94.9 million, or 45.3% of revenues, for the same period in 2006. Net income for the first nine months of 2007 increased 16.8% to $69.0 million, or $2.61 per diluted share, compared to net income of $59.1 million, or $2.13 per diluted share, for the first nine months of 2006. The Company’s results for the first nine months of 2007 were positively impacted by the increase in effective new generation OSV dayrates and the incremental contribution of recently acquired or newly constructed vessels. These favorable results were offset, in part, by higher crewing costs compared to the nine months ended September 30, 2006. The Company’s net income for the first nine months of 2007 included a $1.9 million ($1.2 million after tax or $0.05 per share) gain on the sale of the Company’s only fast supply vessel.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, unexpected vessel repairs and shipyard delays, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Calendar 2007 Guidance. In recognition of its actual results for the first nine months of 2007 and the anticipated partial-year contribution from the August 2007 Sea Mar Fleet acquisition, the Company now expects total EBITDA for the full calendar year 2007 to range between $170.0 million and $180.0 million and diluted EPS is now expected to range between $3.28 and $3.52.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to be in the $20,000 to $22,000 range and fleetwide new generation OSV utilization is anticipated to be in the high-80% to low-90% range during the remaining 2007 guidance period. Fleetwide average TTB dayrates are generally anticipated to be in the $16,000 to $18,000 range and fleetwide TTB utilization is anticipated to be in the mid to high-80% range during the remaining 2007 guidance period.

The Company’s 2007 guidance does not include any contribution from its MPSV program, nor does it include any contribution from the OSVs being constructed under its OSV newbuild program #4. Current guidance for 2007 includes an estimated partial-year contribution from the recently acquired Sea Mar Fleet, as well as one recently delivered 60,000-barrel tank barge and one sister vessel expected to be delivered during the fourth quarter of 2007 under the Company’s TTB newbuild program #2. EBITDA from the TTB segment is expected to be 20% to 25% of the mid-point of the company-wide 2007 guidance range of $170.0 million to $180.0 million.

The Company expects the aggregate operating expenses of its current fleet (excluding the incremental impact of the recently acquired Sea Mar Fleet and any newbuild vessels to be delivered) to increase for calendar 2007 by about 20% above such vessels’ calendar 2006 results. G&A for calendar 2007 is expected to remain at approximately 10% of revenues for 2007. The Company’s effective tax rate is expected to be 36.5% for calendar 2007.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the calendar year 2007 to be approximately $44.8 million, which includes discretionary vessel enhancements and the recent acquisition of additional equipment for the Company’s OSVs to support subsea operations. Since the beginning of 2007, the Company has incurred $29.9 million of these costs, with $10.4 million incurred during the third quarter of 2007. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; and (iii) non-vessel related capital improvements.

Update on MPSV Program. The Company’s MPSV conversion program consists of two U.S.-flagged coastwise sulfur tankers that are being converted in a domestic shipyard into 370 class DP-2 new generation MPSVs and one T-22 class DP-3 new generation MPSV that is being constructed in a foreign shipyard. The first converted DP-2 MPSV is expected to be delivered in mid-2008, while the second converted DP-2 MPSV is expected to be delivered in late-2008 or early 2009 as the Company and its contractor continue to explore engineering enhancements to address potential charterer requirements. The newbuild DP-3 MPSV is expected to be delivered during the fourth quarter of 2009. Due to increases in shipyard costs, further design changes including additional revenue-generating equipment, and changes in estimated foreign currency exchange rates, the Company has increased its internal estimates for the MPSV program to approximately $330.0 million. While costs have increased for the MPSV program, the Company remains confident that its investment will still be at an attractive cost basis for these highly specialized vessels and that the Company will be able to deploy them at dayrates commensurate with, or better than, its historic and targeted return on invested capital parameters. Since the inception of this program, the Company has incurred $123.2 million of project costs, with $23.2 million incurred during the third quarter of 2007.

Update on OSV Newbuild Program #4. In conjunction with the Sea Mar Fleet acquisition, the Company also acquired one 285 class DP-2 new generation OSV currently under construction at a domestic shipyard with an anticipated fourth quarter 2008 delivery. With this acquisition, the Company’s fourth OSV newbuild program now consists of vessel construction contracts with three domestic shipyards to build four proprietary 240 ED class OSVs, nine proprietary 250 EDF class OSVs and one 285 class DP-2 new generation OSV. These 14 new generation OSVs are scheduled to be placed in service on various dates from the first quarter of 2008 through the first quarter of 2010. The aggregate cost for the Company’s fourth OSV newbuild program, before construction period interest, is expected to be approximately $340.0 million, including the estimated cost of the 285 class newbuild. Since the inception of this program, the Company has incurred $55.1 million of project costs, with $16.4 million incurred during the third quarter of 2007.

Update on TTB Newbuild Program #2. The Company’s second TTB newbuild program consists of vessel construction and conversion contracts with three domestic shipyards to build three 60,000-barrel double-hulled tank barges and retrofit four 3,000 horsepower ocean-going tugs that were purchased in July 2006. During the third quarter of 2007, the Company delivered two vessels under this program. The retrofitted ocean-going tug, Michigan Service, was placed in service in July 2007 and the newbuild tank barge, Energy 6506, was placed in service in August 2007. Of the remaining vessels to be delivered under this program, the Company expects to place in service two retrofitted tugs and one newbuild tank barge during the fourth quarter of 2007 and one retrofitted tug and one newbuild tank barge during the first quarter of 2008. The Company estimates the aggregate total cost of its second TTB newbuild program, before construction period interest, to be approximately $77.0 million. Since the inception of this program, the Company has incurred $60.8 million of project costs, with $13.6 million incurred during the third quarter of 2007.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its third quarter 2007 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, November 1, 2007. To participate in the call, dial (303) 262-2127 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 8, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11099732#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations, beliefs and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations, beliefs and projections will prove to be correct and does not undertake any duty to update them. Important factors that might cause future results to differ from these assumptions, expectations, beliefs and projections include, but are not limited to, industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services including the inability to secure additional upstream contracts for TTB vessels, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the inability to secure contracts for vessels under construction at currently expected dayrates, the level of fleet additions by competitors that could result in over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction and drydocking delays and cost overruns and related risks, vessel accidents, unplanned customer suspensions, cancellations or non-renewal of contracts, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar, any unanticipated negative impact on the Company of disclosed or undisclosed matters relating to Sea Mar vessels and operations, risks that continued integration of the Sea Mar Fleet’s operations will be more difficult or costly than anticipated, unanticipated material increases in operating or drydocking costs or expenses associated with the Sea Mar vessels, risks associated with expanded foreign operations and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 9 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues	$94,746	$75,071	$77,502	$237,907	$209,253
Costs and expenses:
Operating expenses	31,697	27,520	24,603	86,323	69,511
Depreciation and amortization	9,332	7,817	8,121	24,338	23,325
General and administrative expenses	8,802	7,651	7,114	23,900	21,808

	49,831	42,988	39,838	134,561	114,644

Gain on sale of assets	17	1,852	—	1,859	328

Operating income	44,932	33,935	37,664	105,205	94,937
Other income (expense):
Interest income	4,070	5,772	3,998	15,850	10,683
Interest expense	(3,723)	(4,270)	(4,139)	(12,898)	(12,943)
Other income, net [1]	17	6	37	29	67

	364	1,508	(104)	2,981	(2,193)

Income before income taxes	45,296	35,443	37,560	108,186	92,744
Income tax expense	16,414	12,806	13,614	39,187	33,657

Net income	$28,882	$22,637	$23,946	$68,999	$59,087

Basic earnings per share of common stock	$1.12	$0.88	$0.88	$2.69	$2.17

Diluted earnings per share of common stock	$1.09	$0.85	$0.86	$2.61	$2.13

Weighted average basic shares outstanding	25,694	25,639	27,252	25,639	27,204

Weighted average diluted shares outstanding [2]	26,559	26,523	27,761	26,411	27,678

Other Operating Data (unaudited):
	Three Months Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Offshore Supply Vessels:
Average number of new generation OSVs [3]	30.9	25.0	25.0	27.0	25.0
Average new generation fleet capacity (deadweight) [3]	71,971	59,042	59,042	63,352	59,042
Average new generation vessel capacity (deadweight)	2,331	2,362	2,362	2,351	2,362
Average new generation utilization rate [4]	95.2%	96.7%	89.7%	94.5%	92.1%
Average new generation dayrate [5]	$22,605	$21,358	$20,650	$21,167	$19,388
Effective dayrate [6]	$21,520	$20,653	$18,523	$20,003	$17,856
Tugs and Tank Barges:
Average number of tank barges [7]	18.4	18.0	17.0	18.1	17.5
Average fleet capacity (barrels) [7]	1,573,414	1,549,566	1,459,984	1,557,515	1,471,545
Average barge size (barrels)	84,332	86,067	85,881	85,499	83,873
Average utilization rate [4]	91.0%	90.9%	94.1%	92.0%	92.8%
Average dayrate [8]	$18,430	$17,772	$22,419	$17,964	$18,499
Effective dayrate [6]	$16,771	$16,155	$21,096	$16,527	$17,167
Balance Sheet Data (unaudited):
	As of September 30, 2007	As of December 31, 2006
Cash and cash equivalents	$223,169	$474,261
Working capital	253,709	489,261
Property, plant and equipment, net	871,281	531,951
Total assets	1,216,704	1,098,380
Total long-term debt	549,534	549,497
Stockholders' equity	532,845	428,067
Cash Flow Data (unaudited):
	Nine Months Ended
	September 30, 2007	September 30, 2006
Cash provided by operating activities	$105,113	$104,792
Cash used in investing activities	(357,879)	(58,552)
Cash provided by financing activities	1,633	1,542

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Offshore Supply Vessels:
Revenues	$66,379	$48,609	$44,413	$156,130	$127,063
Operating income	$35,935	$27,007	$22,185	$81,281	$63,387
Operating margin	54.1%	55.6%	50.0%	52.1%	49.9%
Components of EBITDA [9]
Net income	$22,930	$17,833	$14,361	$52,902	$39,989
Interest expense (income), net	(13)	(913)	(301)	(1,642)	687
Income tax expense	13,036	10,093	8,161	30,051	22,778
Depreciation	3,576	2,671	3,486	8,874	10,419
Amortization	1,784	1,408	1,044	4,319	2,442

EBITDA [9]	$41,313	$31,092	$26,751	$94,504	$76,315

Adjustments to EBITDA
Stock-based compensation expense	$1,078	$950	$675	$3,002	$2,063
Interest income	2,549	3,606	2,933	9,977	7,611

Adjusted EBITDA [9]	$44,940	$35,648	$30,359	$107,483	$85,989

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$41,313	$31,092	$26,751	$94,504	$76,315
Cash paid for deferred drydocking charges	(4,651)	(1,888)	(1,554)	(9,483)	(4,740)
Cash paid for interest	(959)	(7,110)	(48)	(8,099)	(5,937)
Cash paid for taxes	—	(1,897)	(549)	(1,897)	(549)
Changes in working capital	(12,757)	9,703	3,762	957	(7,496)
Stock-based compensation expense	1,078	950	675	3,002	2,063
Changes in other, net	45	(1,882)	87	(1,927)	187

Net cash provided by operating activities	$24,069	$28,968	$29,124	$77,057	$59,843

Tugs and Tank Barges:
Revenues	$28,367	$26,462	$33,089	$81,777	$82,190
Operating income	$8,997	$6,928	$15,479	$23,924	$31,550
Operating margin	31.7%	26.2%	46.8%	29.3%	38.4%
Components of EBITDA [9]
Net income	$5,952	$4,804	$9,585	$16,097	$19,098
Interest expense (income), net	(334)	(589)	442	(1,310)	1,573
Income tax expense	3,378	2,713	5,453	9,136	10,879
Depreciation	2,464	2,269	2,591	6,914	7,513
Amortization	1,508	1,469	1,000	4,231	2,951

EBITDA [9]	$12,968	$10,666	$19,071	$35,068	$42,014

Adjustments to EBITDA
Stock-based compensation expense	$1,000	$739	$598	$2,509	$1,885
Interest income	1,521	2,166	1,065	5,873	3,072

Adjusted EBITDA [9]	$15,489	$13,571	$20,734	$43,450	$46,971

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$12,968	$10,666	$19,071	$35,068	$42,014
Cash paid for deferred drydocking charges	(1,291)	(2,493)	(1,385)	(6,934)	(3,177)
Cash paid for interest	868	(4,175)	(26)	(3,324)	(3,412)
Cash paid for taxes	—	(1,897)	(550)	(1,897)	(550)
Changes in working capital	263	4,031	4,207	2,407	8,362
Stock-based compensation expense	1,000	739	598	2,509	1,885
Changes in other, net	131	224	30	227	(173)

Net cash provided by operating activities	$13,939	$7,095	$21,945	$28,056	$44,949

Consolidated:
Revenues	$94,746	$75,071	$77,502	$237,907	$209,253
Operating income	$44,932	$33,935	$37,664	$105,205	$94,937
Operating margin	47.4%	45.2%	48.6%	44.2%	45.4%
Components of EBITDA [9]
Net income	$28,882	$22,637	$23,946	$68,999	$59,087
Interest expense (income), net	(347)	(1,502)	141	(2,952)	2,260
Income tax expense	16,414	12,806	13,614	39,187	33,657
Depreciation	6,040	4,940	6,077	15,788	17,932
Amortization	3,292	2,877	2,044	8,550	5,393

EBITDA [9]	$54,281	$41,758	$45,822	$129,572	$118,329

Adjustments to EBITDA
Stock-based compensation expense	$2,078	$1,689	$1,273	$5,511	$3,948
Interest income	4,070	5,772	3,998	15,850	10,683

Adjusted EBITDA [9]	$60,429	$49,219	$51,093	$150,933	$132,960

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$54,281	$41,758	$45,822	$129,572	$118,329
Cash paid for deferred drydocking charges	(5,942)	(4,381)	(2,939)	(16,417)	(7,917)
Cash paid for interest	(91)	(11,285)	(74)	(11,423)	(9,349)
Cash paid for taxes	—	(3,794)	(1,099)	(3,794)	(1,099)
Changes in working capital	(12,494)	13,734	7,969	3,364	866
Stock-based compensation expense	2,078	1,689	1,273	5,511	3,948
Changes in other, net	176	(1,658)	117	(1,700)	14

Net cash provided by operating activities	$38,008	$36,063	$51,069	$105,113	$104,792

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2007 Guidance
	Fourth Quarter 2007 Estimate		Full-Year 2007 Estimate		Full-Year 2007 Prior Estimate		Pro Forma Run- Rate[11]
	Low	High	Low	High	Low	High
Components of Projected EBITDA [9]
Adjusted EBITDA [9]	$44.6	$54.6	$195.5	$205.5	$159.3	$179.3	$358.4
Interest income	2.5	2.5	18.3	18.3	21.7	21.7	8.8
Stock-based compensation expense	1.7	1.7	7.2	7.2	7.6	7.6	7.7

EBITDA [9]	$40.4	$50.4	$170.0	$180.0	$130.0	$150.0	$341.9
Depreciation	7.0	7.0	22.8	22.8	20.7	20.7	50.5
Amortization	3.3	3.3	11.9	11.9	11.5	11.5	21.6
Interest (income) expense, net	(0.3)	(0.3)	(3.3)	(3.3)	(5.9)	(5.9)	15.6
Income tax expense	11.1	14.7	50.6	54.2	37.9	45.2	92.8
Income tax rate	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%
Net income	$19.3	$25.7	$88.0	$94.4	$65.8	$78.5	$161.4
Weighted average diluted shares outstanding	26.9	26.9	26.8	26.8	26.8	26.8	26.8
Diluted earnings per share	$0.72	$0.96	$3.28	$3.52	$2.46	$2.93	$6.02

Projected EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$40.4	$50.4	$170.0	$180.0	$130.0	$150.0	$341.9
Cash paid for deferred drydocking charges	(1.8)	(1.8)	(18.2)	(18.2)	(15.5)	(15.5)	(30.0)
Cash paid for interest	(11.2)	(11.2)	(22.6)	(22.6)	(22.6)	(22.6)	(22.6)
Cash paid for taxes	—	(1.3)	(3.1)	(5.1)	(4.0)	(8.0)	—
Changes in working capital [10]	22.1	18.6	25.5	22.0	40.9	37.7	(3.4)
Stock-based compensation expense	1.7	1.7	7.2	7.2	7.6	7.6	7.7
Changes in other, net [10]	(0.2)	(0.2)	(1.9)	(1.9)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$51.0	$56.2	$156.9	$161.4	$136.2	$149.0	$293.4

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited) 12:

Historical Data (in thousands):
	Three Months Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Maintenance Capital Expenditures:
Deferred drydocking charges	$5,942	$4,382	$2,939	$16,417	$7,917
Other vessel capital improvements	2,904	4,900	1,974	9,423	4,851
Non-vessel related capital improvements	1,633	1,562	639	4,141	3,383

	$10,479	$10,844	$5,552	$29,981	$16,151

Growth Capital Expenditures:
TTB newbuild program #1	$—	$—	$—	$—	$1,549
AHTS acquisition and retrofit costs	—	—	—	—	554
MPSV program	23,154	31,812	9,492	83,929	15,253
TTB newbuild program #2	13,595	12,500	9,582	41,391	11,744
OSV newbuild program #4	16,437	8,220	8,263	33,081	13,421
Sea Mar acquisition	186,000	—	—	186,000	—

	$239,186	$52,532	$27,337	$344,401	$42,521

Forecasted Data:
	1Q2007A	2Q2007A	3Q2007A	4Q2007E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.1	$4.4	$5.9	$1.8	$18.2
Other vessel capital improvements	1.6	4.9	2.9	8.6	18.0
Non-vessel related capital improvements	0.9	1.6	1.6	3.1	7.2
Sea Mar acquisition [13]	—	—	—	1.4	1.4

	$8.6	$10.9	$10.4	$14.9	$44.8

Growth Capital Expenditures:
MPSV program	$29.0	$31.8	$23.2	$29.4	$113.4
TTB newbuild program #2	15.3	12.5	13.6	13.3	54.7
OSV newbuild program #4	8.4	8.2	16.4	56.9	89.9
Sea Mar acquisition	—	—	186.0	—	186.0

	$52.7	$52.5	$239.2	$99.6	$444.0

Full Capital Expenditures Cycle Data:
	Pre-2007A	2007E	2008E	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$39.2	$113.4	$149.2	$28.2	$—	$330.0
TTB newbuild program #2	19.4	54.7	2.9	—	—	77.0
OSV newbuild program #4	22.1	89.9	183.5	42.8	1.7	340.0
Sea Mar acquisition	—	186.0	—	—	—	186.0

	$80.7	$444.0	$335.6	$71.0	$1.7	$933.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 74, 150 and 345 shares of common stock for the three months ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively, and 153 and 319 shares of common stock for the nine months ended September 30, 2007 and 2006, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. As of September 30, 2007 and June 30, 2007, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of such notes.

[3]

The Company owned and operated 35 new generation OSVs as of September 30, 2007. Ten new generation OSVs were acquired on August 8, 2007. Excluded from this data are 10 conventional OSVs that were also acquired on August 8, 2007, which the Company considers to be non-core assets.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]

The averages for the quarters ended September 30, 2007, June 30, 2007 and September 30, 2006 reflect the sale of the Energy 2202 in May 2006, which was one of the Company’s smaller, single-hulled tank barges. The average for the quarters ending September 30, 2007 and June 30, 2007 includes the Energy 8701, a previously retired single-hulled tank barge that was reactivated in October 2006.

[8]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[9]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes it provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[10]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[11]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from the recently acquired Sea Mar Fleet and all of the vessels that are currently under construction under the MPSV program, TTB newbuild program #2, and OSV newbuild program #4, assuming all of those vessels were placed in service as of January 1, 2007 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization in the low to mid-90% range assuming a full normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses, SG&A and income tax expense, are consistent with the Company’s current 2007 guidance. Interest (income) expense, net, assumes $24.4 of interest expense offset by $8.8 of interest income on a projected post-construction period cash balance of $175.0.

[12]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[13]

Included are costs of approximately $8.0 for the regulatory drydocking of acquired Sea Mar Fleet vessels expected to be completed within the purchase allocation period and an estimated pre-acquisition contingency for personnel costs. We expect these costs to be approximately $1.4 in 2007 and $6.6 in 2008.